As filed with the Securities and Exchange Commission on March 9, 2009

Registration No. 333-156253

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Colonial BancGroup, Inc.

(Exact name of registrant as specified in its charter)

Delaware	63-0661573
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 Colonial Bank Boulevard Montgomery, Alabama 36117 (334) 676-5000	David B. Byrne, Jr. The Colonial BancGroup, Inc. 100 Colonial Bank Boulevard Montgomery, Alabama 36117 (334) 676-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, Address, including Zip Code and Telephone Number including Area Code, of Agent For Service)

Copy to:

Michael D. Waters

Balch & Bingham LLP

1901 Sixth Avenue North, Suite 1500

Birmingham, Alabama 35203

(205) 251-8100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to Be Registered(1)(2)	Proposed Maximum Offering Price per Unit(1)(2)(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Senior debt securities of The Colonial BancGroup, Inc
Subordinated debt securities of The Colonial BancGroup, Inc
Warrants of The Colonial BancGroup, Inc (4)
Preferred Stock, par value $2.50 per share, of The Colonial BancGroup, Inc (5)
Common Stock, par value $2.50 per share, of The Colonial BancGroup, Inc (6)
TOTAL			$840,000,000	$33,012(7)

(1)	The amount to be registered and the proposed maximum aggregate offering price per unit are not specified as to each class of securities to be registered pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933 as amended, or the Securities Act. The securities covered by this Registration Statement may be sold or otherwise distributed separately or together with any other securities covered by this Registration Statement.
(2)	Such indeterminate principal amount, liquidation amount or number of each identified class of securities as may from time to time be issued at indeterminate prices. The aggregate maximum offering price of all securities issued by The Colonial BancGroup, Inc. pursuant to this Registration Statement shall not have a maximum aggregate offering price that exceeds $840,000,000 in U.S. dollars or the equivalent at the time of offering in any other currency. Also includes such indeterminate principal amount, liquidation amount or number of identified classes of securities as may be issued upon conversion or exchange of any warrants or preferred stock that provide for conversion or exchange into other securities. No separate consideration will be received for shares of common stock that are issued upon exchange or conversion of preferred stock or warrants.
(3)	The proposed maximum offering price per unit will be determined from time to time by The Colonial BancGroup, Inc. in connection with, and at the time of, the issuance by The Colonial BancGroup, Inc. of the securities registered herein.
(4)	Preferred or common stock may be issued directly or upon conversion, exchange or exercise of warrants.
(5)	Preferred stock may be issued directly or upon conversion, exchange or exercise of debt securities.
(6)	Common stock may be issued directly or upon conversion, exchange or exercise of debt securities or preferred stock.
(7)	Calculated pursuant to Rule 457(o) of the rules and regulations of the Securities Act and previously paid.

EXPLANATORY NOTE: This Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (Registration No. 333-156253) is being filed for the purpose of amending the registration statement to reflect that the registrant is no longer a well-known seasoned issuer (as defined in Rule 405 of the Securities Act of 1933, as amended) because the worldwide market value of its outstanding voting and non-voting common equity held by non-affiliates was less than $700 million as of its most recent determination date.

PROSPECTUS

THE COLONIAL BANCGROUP, INC.

$840,000,000

Senior Debt Securities

Subordinated Debt Securities

Warrants

Preferred Stock

Common Stock

The securities listed above may be offered and sold, from time to time, in one or more offerings with a total initial offering price of up to $840,000,000. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “CNB”.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis, including one or more offers by us to our existing common stockholders in a rights offering.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

These securities will be our equity securities or unsecured obligations and are not savings accounts, deposits or other obligations of any bank or savings association, and will not be insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission (the “SEC”), or any state securities commission, nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated March 9, 2009.

Unless indicated elsewhere in this prospectus or the context requires otherwise, reference to (1) “BancGroup,” “we,” “us,” “our,” or similar terms are to The Colonial BancGroup, Inc.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration statement, BancGroup may offer and sell from time to time any combination of senior debt securities, subordinated debt securities, warrants, preferred stock, and common stock in one or more offerings up to an aggregate amount of $840,000,000. The debt securities and preferred stock may be convertible into or exercisable or exchangeable for common or preferred stock or other BancGroup securities, or debt or equity securities of one or more other entities.

We may use this prospectus in the initial sale of the securities listed above.

Each time we offer and sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where you Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

ABOUT THE COLONIAL BANCGROUP, INC.

Our principal activity is to supervise and coordinate the business of our subsidiaries, principally Colonial Bank (“Colonial Bank”), and to provide them with capital and services. As of December 31, 2008, Colonial Bank had a total of 347 branches, with 197 branches in Florida, 90 branches in Alabama, 19 branches in Georgia, 21 branches in Texas and 20 branches in Nevada. Colonial Bank conducts a general commercial banking business in its respective service areas and offers a variety of demand, savings and time deposit products as well as extensions of credit through personal, commercial and mortgage loans within each of its market areas. Colonial Bank also provides additional services to its markets through treasury management services, electronic banking services and credit card services. Through its wealth management area, Colonial Bank’s wholly owned subsidiaries Colonial Investment Services, Inc., Colonial Investment Services of Florida, Georgia, Nevada and Tennessee offer various insurance products and annuities for sale to the public. These subsidiaries are regulated by each state’s department of insurance.

Colonial Bank encounters intense competition in its commercial banking business, generally from other banks located in its respective metropolitan and service areas. Colonial Bank competes for interest-bearing funds with other banks and with many non-bank issuers of commercial paper and other securities. Competition also exists with banks in other metropolitan areas of the United States, many of which are larger in terms of capital resources and personnel. In the conduct of certain aspects of its commercial banking business, Colonial Bank competes with savings and loan associations, credit unions, mortgage banks, factors, insurance companies and other financial institutions. At December 31, 2008, Colonial Bank accounted for approximately 99.3% of our consolidated assets.

Our subsidiary Colonial Brokerage, Inc., a Delaware corporation, provides full service and discount brokerage services and investment advice and is a member of and is regulated by the Financial Industry Regulatory Authority.

We are a Delaware corporation organized in 1974 as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). We were originally organized as Southland Bancorporation, and our name was changed in 1981. In 1997, pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, we consolidated our various banking subsidiaries into Colonial Bank. In 2000, pursuant to the Gramm-Leach-Bliley Financial Services Modernization Act (“Gramm-Leach”), we elected to become a financial holding company which allows us to affiliate with securities firms and insurance companies and to engage in other activities that are financial in nature, incidental to such financial activities, or complementary to such activities.

We derive substantially all of our income from dividends received from Colonial Bank. Various statutory provisions and regulatory policies limit the amount of dividends Colonial Bank may pay without regulatory approval. In addition, federal statutes restrict the ability of Colonial Bank to make loans to us. On October 22, 2008, we announced that our board of directors voted to suspend payment of dividends. In addition, Colonial Bank has entered into an informal Memorandum of Understanding with the Federal Deposit Insurance Corporation and the Alabama State Banking Department, providing that we will not declare or pay any dividend without the prior written approval of these regulators. As a result, we do not expect to declare any dividends on our common stock. Although we can seek to obtain a waiver of this prohibition, the Federal Deposit Insurance Corporation and the Alabama State Banking Department may choose not to grant such a waiver, and we would not expect to be granted a waiver or be released from this obligation until our financial performance improves significantly. Therefore, we may not be able to resume payments of dividends in the near future.

At December 31, 2008, we had 4,808 full-time equivalent employees. Our principal offices are located at 100 Colonial Bank Blvd., Montgomery, Alabama 36117 and our telephone number is (334) 676-5000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. The address of the SEC’s web site is provided for the information of prospective investors and not as an active link. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any additional documents we file with the SEC in the future under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed (other than information in such additional documents that are deemed, under SEC rules, not to have been filed):

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Our Current Report on Form 8-K dated March 6, 2009; and

•	The description of our common stock set forth in our registration statement on Form 8-A filed with the SEC on November 22, 1994.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

The Colonial BancGroup, Inc.

Attention: Investor Relations

100 Colonial Bank Boulevard

Montgomery, Alabama 36117

(334) 676-5000

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our consolidated ratio of earnings to fixed charges for each of the five fiscal years ended December 31, 2004 through 2008 are as follows:

	Year Ended December 31,
	2008		2007		2006		2005		2004
	(Dollars in thousands)
Income before income taxes	$(1,128,139)		$268,486		$402,746		$343,105		$261,806
Fixed charges:
Interest expense	722,314		795,111		700,318		452,833		280,769
REIT Preferred Dividends	27,345		19,268		—		—		—
1/3 Rent expense	16,190		14,595		13,083		12,516		10,656

Total fixed charges	765,849		828,974		713,401		465,349		291,425
Adjusted earnings	$(362,290)		$1,097,460		$1,116,147		$808,454		$553,231

Ratio of earnings to fixed charges		*	1.32	x	1.56	x	1.74	x	1.90	x
Interest on deposits	$497,023		$554,833		$469,289		$273,533		$148,136
Ratio of earnings to fixed charges excluding interest on deposits		*	1.98	x	2.65	x	2.79	x	2.83	x

*	During 2008, the ratios were less than 1.00x because earnings were not sufficient to cover fixed charges.

The fixed charges above exclude interest accrued for uncertain tax positions because such interest is classified as income tax expense in the Company’s Consolidated Statements of Income.

For purposes of computing these ratios, earnings represent income before income taxes and fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one-third) deemed representative of the interest factor. Fixed charges, including interest on deposits, consist of the foregoing items plus interest on deposits.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities in the manner and for the purposes set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may offer and sell the securities from time to time as follows:

•	through agents;

•	to or through dealers or underwriters;

•	directly to other purchasers; or

•	through a combination of any of these methods of sale.

In addition, the securities may be issued as a dividend or distribution or in a subscription rights offering to existing holders of securities. In order to supplement our capital, we may offer to our existing stockholders the opportunity to purchase additional shares of our common stock or other securities in a rights offering. In some cases, we may also repurchase securities and reoffer them to the public by one or more of the methods described above.

The securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We may solicit offers to purchase securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

From time to time, we may sell securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.

We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include information about any underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against civil liabilities, including liabilities under the Securities Act.

Underwriters may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 of Regulation M. Rule 104 permits stabilizing bids to purchase the securities being offered as long as the stabilizing bids do not exceed a specified maximum. Underwriters may over-allot the offered securities in connection with the offering, thus creating a short position in their account. Syndicate covering transactions involve purchases of the offered securities by underwriters in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time.

The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, us and our subsidiaries in the ordinary course of business.

Colonial Brokerage, Inc., one of our subsidiaries, may act as a member of the selling group for an offering. Accordingly, any offering in which Colonial Brokerage, Inc. is a member of the selling group will conform with the requirements set forth in Rule 2720 of the Conduct Rules of FINRA. The maximum commission or discount to be received by any FINRA member or independent broker/dealer in any particular offering of securities will not exceed 8% of the aggregate principal amount of the securities offered pursuant to this prospectus.

DESCRIPTION OF THE SENIOR DEBT SECURITIES

The following description of the senior debt securities sets forth the material terms and provisions of the senior debt securities to which any prospectus supplement may relate. The senior debt securities are to be issued under a senior indenture, referred to in this prospectus as the senior indenture, between BancGroup and The Bank of New York Mellon Trust Company, N.A., as trustee, the form of which is included as an exhibit to the registration statement of which this prospectus forms a part. The specific terms applicable to a particular issuance of senior debt securities and any variations from the terms set forth below will be set forth in the applicable prospectus supplement.

The following is a summary of the material terms and provisions of the senior indenture and the senior debt securities . You should refer to the senior indenture and the senior debt securities for complete information regarding the terms and provisions of the senior indenture and the senior debt securities.

General

The senior indenture does not limit the aggregate principal amount of senior debt securities which we may issue. We may issue senior debt securities under the senior indenture from time to time in one or more series. The senior indenture does not limit the amount of other indebtedness, other than secured indebtedness which we may issue.

Unless otherwise set forth in the applicable prospectus supplement, the senior debt securities will be our unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

We are a bank holding company that conducts substantially all of our operations through subsidiaries. As a result, claims of the holders of the debt securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that BancGroup may be recognized, and receive payment, as a creditor of those subsidiaries. Claims of our subsidiaries’ creditors other than BancGroup include substantial amounts of long-term debt, deposit liabilities, federal funds purchased, securities sold under repurchase agreements, commercial paper, and other short-term borrowings.

The applicable prospectus supplement will describe the following terms of the offered senior debt securities:

•	the title of the series;

•	any limit on the aggregate principal amount;

•	the principal payment dates;

•

the interest rates, if any, or the method by which the interest rates will be determined, including, if applicable, any remarketing option or similar option. This interest rate may be zero in the case of senior debt securities issued at an issue price representing a discount from the principal amount payable at maturity;

•	the date or dates from which interest, if any, will accrue or the method by which the date or dates will be determined;

•	the interest payment dates and regular record dates;

•

whether and under what circumstances we will pay additional amounts because of taxes or governmental charges that might be imposed on holders of the senior debt securities and, if so, whether and on what terms we will have the option to redeem the senior debt securities in lieu of paying these additional amounts;

•

the place or places where the principal of, any premium or interest on or any additional amounts with respect to the senior debt securities will be payable, where any of the senior debt securities may be surrendered for registration of transfer or exchange, and where any of the senior debt securities may be surrendered for conversion or exchange;

•

whether any of the senior debt securities are to be redeemable at our option and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which they may be redeemed, in whole or in part, at our option;

•

whether we will be obligated to redeem or purchase any of the senior debt securities pursuant to any sinking fund or analogous provision or at your option and, if so, the date or dates and other terms and conditions on which the senior debt securities will be redeemed or purchased pursuant to this obligation, and any provisions for the remarketing of the senior debt securities redeemed or purchased;

•	if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which any senior debt securities will be issuable;

•

whether the senior debt securities will be convertible into other securities of BancGroup and/or exchangeable for securities of BancGroup or other issuers and, if so, the terms and conditions upon which the senior debt securities will be convertible or exchangeable;

•

if other than the principal amount, the portion of the principal amount, or the method by which this portion will be determined, of the senior debt securities that will be payable upon declaration of acceleration of the maturity of the senior debt securities;

•	if other than United States dollars, the currency of payment in which the principal of, any premium or interest on or any additional amounts on the senior debt securities will be payable;

•

whether the principal of, any premium or interest on or any additional amounts on the senior debt securities will be payable, at our election or you, in a currency other than that in which the senior debt securities are stated to be payable and the dates and other terms upon which this election may be made;

•	any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on or any additional amounts on the senior debt securities;

•	whether the senior debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	whether the senior debt securities are senior or subordinated and, if subordinated, the applicable subordination provisions;

•	any deletions from, modifications of or additions to the events of default or covenants with respect to the senior debt securities;

•	whether the provisions described below under “—Defeasance and Covenant Defeasance” will be applicable to the senior debt securities;

•	whether any of the senior debt securities are to be issued upon the exercise of warrants, and the time, manner and place for the senior debt securities to be authenticated and delivered; and

•	any other terms of the senior debt securities and any other deletions from or modifications or additions to the senior indenture in respect of the senior debt securities.

We will have the ability under the senior indenture to reopen a previously issued series of senior debt securities and issue additional senior debt securities of that series or establish additional terms of that series. We are also permitted to issue senior debt securities with the same terms as previously issued senior debt securities.

Unless otherwise set forth in the applicable prospectus supplement, principal of, premium and interest on and additional amounts, if any, on the senior debt securities will initially be payable at the corporate trust office of the trustee, or any other office or agency designated by us for this purpose. Interest on senior debt securities issued:

•

may be paid by check mailed to the persons entitled to the payments at their addresses appearing on the security register or by transfer to an account maintained by the payee with a bank located in the United States; and

•

will be payable on any interest payment date to the persons in whose names the senior debt securities are registered at the close of business on the regular record date with respect to the interest payment date.

We will designate the initial paying agents, which will be named in the applicable prospectus supplement, and may, at any time, designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However, we are required to maintain a paying agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the senior debt securities are payable.

Unless otherwise set forth in the applicable prospectus supplement, you may present the senior debt securities for transfer, duly endorsed or accompanied by a written instrument of transfer if so required by us or the security registrar, or exchange for other senior debt securities of the same series containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount, in each case at the office or agency maintained by us for these purposes. This office will initially be the corporate trust office of the trustee. Any transfer or exchange will be made without service charge, although we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. We are not required to:

•

issue, register the transfer of, or exchange, senior debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any senior debt securities and ending at the close of business on the day of mailing; or

•	register the transfer of or exchange any senior debt security selected for redemption, in whole or in part, except the unredeemed portion of any senior debt security being redeemed in part.

We have appointed the trustee as security registrar. The security registrar and any transfer agent initially designated by us will be named in the applicable prospectus supplement. At any time, we may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts. However, we are required to maintain a transfer agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the senior debt securities are payable.

Unless otherwise set forth in the applicable prospectus supplement, we will only issue the senior debt securities in fully registered form without coupons in minimum denominations of $1,000 and any integral multiple of $1,000. If the senior debt securities are issued in bearer form, any restrictions and considerations, including offering restrictions and U.S. federal income tax considerations applicable to, and to payment on and transfer and exchange of, these securities will be described in the applicable prospectus supplement.

The senior debt securities may be issued as original issue discount securities which means that they will bear no interest or bear interest at a rate which, at the time of issuance, is below market rates. Senior debt securities issued as original issue discount securities will be sold at a substantial discount below their principal amount. U.S. federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

If the purchase price, or the principal of, any premium or interest on or any additional amounts with respect to, any senior debt securities is payable, or if any senior debt securities are denominated, in one or more foreign currencies or currency units, the restrictions, elections, U.S. federal income tax considerations, specific terms and other information will be set forth in the applicable prospectus supplement.

Unless otherwise set forth in the applicable prospectus supplement, other than as described below under “—Covenants—Limitation on Liens on the Stock of Designated Subsidiaries,” the senior indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of senior debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could, in the future, enter into transactions that could increase the amount of our outstanding indebtedness that could affect our capital structure or credit rating.

Conversion and Exchange

The terms, if any, on which senior debt securities are convertible into or exchangeable for, either mandatorily or at your or our option, shares of our common stock, our preferred shares or other securities, whether or not issued by us, property or cash, or a combination of any of these, will be set forth in the applicable prospectus supplement.

Global Securities

The senior debt securities may be issued, in whole or in part, in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement and registered in the name of the depositary or its nominee. Interests in any global senior debt security will be shown on, and transfers of the senior debt securities will be effected only through, records maintained by the depositary and its participants as described below.

The specific terms of the depositary arrangement will be described in the applicable prospectus supplement.

Covenants

For purposes of the covenants described below:

The term “Designated Banking Subsidiary” means each of:

•

each subsidiary of BancGroup that is a depositary institution engaged primarily in the commercial banking business the consolidated assets of which constitute 10% or more of BancGroup’s Consolidated Banking Assets;

•	any other subsidiary depositary institution designated as a “Designated Banking Subsidiary” by our board of directors; and

•

any subsidiary of BancGroup that owns any voting shares or certain other rights to acquire voting shares of any Designated Banking Subsidiary and their respective successors and assigns; provided any such successor or assignee is a subsidiary of BancGroup.

“Consolidated Banking Assets” means the aggregate of the assets of all of our banking subsidiaries.

“Non-Voting Preferred Stock” means preferred stock that is not entitled in the ordinary course to vote for the election of directors. Preferred stock shall be treated as Non-Voting Preferred Stock notwithstanding that the holders of such stock are granted the right to vote for the election of directors or to appoint directors upon the happening of certain events outside the ordinary course.

Limitation on Liens on the Stock of Designated Banking Subsidiaries

Under the senior indenture, we will covenant that, so long as the senior debt securities of a series are outstanding, we will not, nor will we permit any subsidiary to create, incur, assume, guarantee or otherwise permit to exist any indebtedness secured by any security interest on any shares of capital stock of any Designated Banking Subsidiary, unless we concurrently provide that the senior debt securities of such series and, if we elect, any other of our indebtedness that is not subordinate to the senior debt securities of such series and with respect to which the governing instruments require, or pursuant to which we are otherwise obligated, to provide such security, will be secured equally with the indebtedness for at least the time period the other indebtedness is so secured.

Limitation on Disposition of Designated Banking Subsidiaries’ Stock

The senior indenture also provides that, so long as the senior debt securities of a series are outstanding and except in a transaction otherwise permitted under the senior indenture, we will not issue, sell, assign, transfer or otherwise dispose of any shares of, securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock, other than director’s qualifying shares and Non-Voting Preferred Stock, of any Designated Banking Subsidiary unless (i) such issuance, sale, assignment, transfer or other disposition is for at least fair value (as determined in good faith by our board of directors) and (ii) we will own, directly or indirectly, at least 80% of the shares of capital stock of such Designated Banking Subsidiary, other than director’s qualifying shares and Non-Voting Preferred Stock. Similarly, we will not permit any Designated Banking Subsidiary to issue these types of securities, warrants, rights or options, other than director’s qualifying shares and Non-Voting Preferred Stock, of any Designated Banking Subsidiary, if, after giving effect to the transaction and the issuance of the maximum number of shares issuable upon the conversion or exercise of all the convertible securities, warrants, rights or options, we would own, directly or indirectly, less than 80% of the shares of capital stock of the Designated Banking Subsidiary, other than director’s qualifying shares and Non-Voting Preferred Stock.

These restrictions do not apply to:

•	issuances, sales, assignments, transfers or other dispositions to Bancgroup or one or more of its wholly owned subsidiaries;

•	transactions required by any law, or any regulation or order of any governmental authority;

•	transactions required as a condition imposed by any governmental authority to the acquisition by BancGroup, directly or indirectly, or any other entity if thereafter:

•	BancGroup would own, directly or indirectly, at least 80% of the shares of capital stock, other than director’s qualifying shares and Non-Voting Preferred Stock, of such other entity, and

•

our Consolidated Banking Assets would be at least equal to our Consolidated Banking Assets prior thereto, and the other entity is designated a “Designated Banking Subsidiary” under the senior indenture by our board of directors; and

•

sales, assignments, transfers or other dispositions of all, but not less than all, of the stock of a Designated Banking Subsidiary (i) for fair value, as determined in good faith by our board of directors and (ii) where the proceeds are invested within 180 days after such transaction in any one or more other Designated Banking Subsidiaries.

The covenant described in the preceding sentence also does not apply to any transaction of the type described below under “—Merger, Consolidation, Sale, Lease or Conveyance of BancGroup.”

Limitations on Disposition of Stock of Designated Subsidiaries

The senior indenture also provides that, so long as any senior debt securities are outstanding and except in a transaction otherwise governed by the senior indenture, we will not issue, sell, assign, transfer or otherwise dispose of any shares of securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock, other than preferred stock having no voting rights, of any designated subsidiary. Similarly, we will not permit any designated subsidiary to issue, other than to us, these types of securities, warrants, rights or options, other than director’s qualifying shares and preferred stock having no voting rights, of any designated subsidiary, if, after giving effect to the transaction and the issuance of the maximum number of shares issuable upon the conversion or exercise of all the convertible securities , warrants, rights or options, we would own, directly or indirectly, less than 80% of the shares of capital stock of the designated subsidiary, other than preferred stock having no voting rights.

However, we may issue, sell, assign, transfer or otherwise dispose of securities if the consideration is at least a fair market value as determined by our board or if required by law or regulation. We may also merge or consolidate any designated subsidiary into or with another direct or indirect subsidiary, the shares of capital stock of which we owns at least 80% or, subject to the provisions described under “—Merger, Consolidation, Sale Lease or Conveyance of a Designated Banking Subsidiary” below, sell, transfer or otherwise dispose of the entire capital stock of any designated subsidiary at one time if the consideration is at least fair market value as determined by our board.

Merger, Consolidation, Sale, Lease or Conveyance of a Designated Banking Subsidiary

We will not permit any of our Designated Banking Subsidiaries to:

•

merge or consolidate with or into any corporation or other person (other than us or another direct or indirect wholly-owned subsidiary of us), unless the Designated Banking Subsidiary is the surviving entity, or unless we will own, directly or indirectly, at least 80% of the shares of capital stock of such corporation or other person, other than director’s qualifying shares and Non-Voting Preferred Stock; or

•

lease, sell, or convey all or substantially all of its properties and assets to any corporation or other person (other than to us or one of our direct or indirect wholly-owned subsidiaries), unless we will own, directly or indirectly, at least 80% of the shares of capital stock of that corporation or other person, other than director’s qualifying shares and Non-Voting Preferred Stock.

However, we may agree to any such merger or consolidation or sale, lease, assignment or transfer of properties and assets if:

•	it is required by law or

•	it is required as a condition imposed by any law or any rule, regulation or order of any governmental agency or authority to the acquisition of another entity, if thereafter,

•	we would own, directly or indirectly, at least 80% of the shares of capital stock of such other entity, other than director’s qualifying shares and Non-Voting Preferred Stock, and

•	our Consolidated Banking Assets would be at least equal to our Consolidated Banking Assets prior thereto, and

•	the other entity is designated a “Designated Banking Subsidiary” under the senior indenture our board of directors.

The senior indenture does not restrict the granting by any Designated Banking Subsidiary of mortgages, pledges, security interest or similar rights in respect of such Designated Banking Subsidiary’s assets.

Merger, Consolidation, Sale, Lease or Conveyance of BancGroup

The senior indenture provides that we may not:

•	consolidate with or merge into any person or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to any person; or

•	permit any person to consolidate with or merge into us, or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to us unless:

•	the person is a corporation organized and existing under the laws of the United States of America, any state of the United States or the District of Columbia;

•	the surviving entity expressly assumes the payment of all amounts on all of the senior debt securities and the performance of our obligations under the senior indenture and the senior debt securities;

•

the surviving entity provides for conversion or exchange rights in accordance with the provisions of the senior debt securities of any series that are convertible or exchangeable into shares of our common stock or other securities ; and

•

immediately after giving effect to the transaction and treating any indebtedness which becomes an obligation of BancGroup or a subsidiary as a result of the transaction as having been incurred by BancGroup or the subsidiary at the time of the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have happened and be continuing.

Events of Default

Each of the following events will constitute an event of default under the senior indenture, whether it be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

•	default in the payment of any interest on any senior debt security when the interest becomes due and payable, and continuance of this default for a period of 30 days;

•

default in the payment of the principal of or any premium on any senior debt security when the principal or premium becomes due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise;

•	default in the deposit of any sinking fund payment when due;

•

default in the performance, or breach, of any covenant or warranty for the benefit of the holders of the senior debt securities, and the continuance of this default or breach for a period of 60 days after we have received written notice from the holders;

•

if any event of default under a mortgage, senior indenture or instrument under which we may issue, or by which we may secure or evidence, any indebtedness, including an event of default under any other series of senior debt securities, whether the indebtedness now exists or is later created or incurred, happens and consists of default in the payment of more than $50,000,000 in principal amount of indebtedness at the maturity of the indebtedness, after giving effect to any applicable grace period, or results in the indebtedness in principal amount in excess of $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and this default is not cured or the acceleration is not rescinded or annulled within a period of 30 days after we have received written notice;

•

we shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $50,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;

•	events in bankruptcy, insolvency or reorganization of BancGroup; and

•	any other event of default, which will be described in the applicable prospectus supplement.

If an event of default with respect to the senior debt securities of any series, other than events of bankruptcy, insolvency or reorganization, occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of the series may declare the principal amount, or a lesser amount as may be provided for in the senior debt securities, of all outstanding senior debt securities of the series to be immediately due and payable by written notice. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, generally, the holders of not less than a majority in principal amount of the senior debt securities of the series may rescind and annul the declaration of acceleration. Any event of bankruptcy, insolvency or reorganization will cause the principal amount and accrued interest, or the lesser amount as provided for in the senior debt securities, to become immediately due and payable without any declaration or other act by the trustee or any holder.

The senior indenture provides that, within 90 days after the occurrence of any event which is, or after notice or lapse of time or both would become, an event of default the trustee must transmit, notice of the default to each holder of the senior debt securities unless the default has been cured or waived. However, except in the case of a default in the payment of principal of, or premium or interest, if any, on or additional amounts or any sinking fund or purchase fund installment with respect to any senior debt security, the trustee may withhold this notice if and so long as the board of directors, executive committee or trust committee of directors and/or responsible officers of the trustee determine in good faith that the withholding of the notice is in the best interest of the holders.

If an event of default occurs and is continuing with respect to the senior debt securities of any series, the trustee may, in its discretion, proceed to protect and enforce its rights and the rights of the holders of senior debt securities by all appropriate judicial proceedings. The senior indenture provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the senior indenture at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. Subject to these indemnification provisions, the holders of a majority in principal amount of the outstanding senior debt securities of any series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the senior debt securities of the series.

Modification and Waiver

We and the trustee may modify or amend the senior indenture with the consent of the holders of not less than a majority in principal amount of the outstanding senior debt securities of each series affected by the modification or amendment, so long as the modification or amendment does not, without the consent of each affected holder:

•	change the stated maturity of the principal of, or any premium or installment of interest on any senior debt security;

•

reduce the principal amount of, or the rate, or modify the calculation of the rate, of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any senior debt security;

•

reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity of the original issue discount security or the amount provable in bankruptcy;

•	change the redemption provisions of any senior debt security or adversely affect the right of repayment at the option of any holder of any senior debt security;

•	change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to any senior debt security is payable;

•

impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any senior debt security, or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date;

•	reduce the percentage in principal amount of the outstanding senior debt securities, the consent of whose holders is required in order to take specific actions;

•	reduce the requirements for quorum or voting by holders of senior debt securities ;

•

modify any of the provisions regarding the waiver of past defaults and the waiver of specified covenants by the holders of senior debt securities, except to increase any percentage vote required or to provide that other provisions of the senior indenture cannot be modified or waived without the consent of the holder of each senior debt security affected by the modification or waiver;

•

make any change that adversely affects the right to convert or exchange any senior debt security into or for other securities of BancGroup or other securities, cash or property in accordance with its terms; or

•	modify any of the above provisions.

We and the trustee may modify or amend the senior indenture and the senior debt securities of any series without the consent of any holder in order to, among other things:

•	provide for a successor to BancGroup pursuant to a consolidation, merger or sale of assets;

•	add to our covenants for the benefit of the holders of all or any series of senior debt securities or to surrender any right or power conferred upon us by the senior indenture;

•	provide for a successor trustee with respect to the senior debt securities of all or any series;

•

cure any ambiguity or correct or supplement any provision in the senior indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the senior indenture which will not adversely affect the interests of the holders of senior debt securities of any series;

•	change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of senior debt securities under the senior indenture;

•	add any additional events of default with respect to all or any series of senior debt securities;

•	secure the senior debt securities;

•	provide for conversion or exchange rights of the holders of any series of senior debt securities; or

•	make any other change that does not materially adversely affect the interests of the holders of any senior debt securities then outstanding under the senior indenture.

The holders of at least a majority in principal amount of the outstanding senior debt securities of any series may, on behalf of the holders of all senior debt securities of that series, waive compliance by us with specified covenants of the senior indenture. The holders of not less than a majority in principal amount of the outstanding senior debt securities on behalf of the holders of all senior debt securities of that series may waive any past default and its consequences with respect to the senior debt securities of that series, except a default:

•	in the payment of principal, any premium or interest on or any additional amounts with respect to senior debt securities of the series; or

•	in respect of a covenant or provision of the senior indenture that cannot be modified or amended without the consent of the holder of each outstanding senior debt security of any series affected.

Under the senior indenture, we must annually furnish the trustee a statement regarding its performance of specified obligations and any default in its performance under the senior indenture. We are also required to deliver to the trustee, within five days after its occurrence, written notice of any event of default, or any event which after notice or lapse of time or both would constitute an event of default, resulting from the failure to perform or breach of any covenant or warranty contained in the senior indenture or the senior debt securities of any series.

Defeasance and Covenant Defeasance

We may discharge our payment obligations on the senior debt securities, which we refer to as defeasance, or elect to be discharged from complying with the covenants in the senior indenture, except for certain ministerial obligations, like registering transfers or exchanges of the senior debt securities, which we refer to as covenant defeasance.

We may only do this if, among other things:

•

the defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the senior indenture or any other material agreement or instrument to which we are a party or by which either or them is bound;

•

no event of default or event which with notice or lapse of time or both would become an event of default with respect to the senior debt securities to be defeased will have occurred and be continuing on the date of establishment of the trust and, with respect to defeasance only, at any time during the period ending on the 123rd day after that date; and

•

we have delivered to the trustee an opinion of counsel to the effect that you will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. The opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the I.R.S. received by us, a Revenue Ruling published by the I.R.S. or a change in applicable U.S. federal income tax law occurring after the date of the senior indenture.

Information Concerning The Trustee

BancGroup and some of its subsidiaries may maintain deposits and conduct other banking transactions with the trustee under the senior indenture in the ordinary course of business.

New York Law to Govern

The senior indenture, the senior debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF THE SUBORDINATED DEBT SECURITIES

The following description of the subordinated debt securities sets forth the material terms and provisions of the subordinated debt securities to which any prospectus supplement may relate. The subordinated debt securities are to be issued under an indenture, referred to in this prospectus as the subordinated indenture, between BancGroup and The Bank of New York Mellon Trust Company, N.A., as trustee, the form of which is included as an exhibit to the registration statement of which this prospectus forms a part. The specific terms applicable to a particular issuance of subordinated debt securities and any variations from the terms set forth below will be set forth in the applicable prospectus supplement.

The following is a summary of the material terms and provisions of the subordinated indenture and the subordinated debt securities. You should refer to the subordinated indenture and the subordinated debt securities for complete information regarding the terms and provisions of the subordinated indenture and the subordinated debt securities.

General

The subordinated indenture does not limit the aggregate principal amount of subordinated debt securities which we may issue. We may issue subordinated debt securities under the subordinated indenture from time to time in one or more series. The subordinated indenture does not limit the amount of other indebtedness, including senior indebtedness, which we may issue.

Unless otherwise specified in the applicable prospectus supplement, the maturity of the subordinated debt securities will be subject to acceleration only upon our bankruptcy or reorganization. See “Events of Default” below.

We are a bank holding company that conducts substantially all of our operations through subsidiaries. As a result, claims of the holders of the subordinated debt securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that BancGroup may be recognized, and receive payment, as a creditor of those subsidiaries. Claims of our subsidiaries’ creditors other than BancGroup include substantial amounts of long-term debt, deposit liabilities, federal funds purchased, securities sold under repurchase agreements, commercial paper, and other short-term borrowings.

We may issue the subordinated debt securities in one or more separate series. We will specify in the prospectus supplement relating to a particular series of subordinated debt securities being offered the particular amounts, prices, and terms of those debt securities. These terms may include:

•	the title and type of the subordinated debt securities;

•	any limit on the aggregate principal amount or aggregate initial offering price of the subordinated debt securities;

•	the purchase price of the subordinated debt securities;

•	the dates on which the principal of the subordinated debt securities will be payable and the amount payable upon acceleration;

•

the interest rates of the subordinated debt securities, including the interest rates, if any, applicable to overdue payments, or the method for determining those rates, and the interest payment dates for the subordinated debt securities;

•	the places where payments may be made on the subordinated debt securities;

•	any mandatory or optional redemption provisions applicable to the subordinated debt securities;

•	any sinking fund or similar provisions applicable to the subordinated debt securities;

•	the authorized denominations of the subordinated debt securities;

•

if denominated in a currency other than U.S. dollars, the currency or currencies, including the euro or other composite currencies, in which payments on the subordinated debt securities will be payable (which currencies may be different for principal, premium, and interest payments);

•	any conversion or exchange provisions applicable to the subordinated debt securities;

•	any events of default applicable to the subordinated debt securities (if not described in this prospectus); and

•	any other specific terms of the subordinated debt securities.

We will have the ability under the indenture to reopen a previously issued series of senior debt securities and issue additional senior debt securities of that series or establish additional terms of that series. We are also permitted to issue senior debt securities with the same terms as previously issued senior debt securities.

We may issue some of the subordinated debt securities as original issue discount subordinated debt securities. Original issue discount subordinated debt securities bear no interest or bear interest at a below-market rate and will be sold at a discount below their stated principal amount. The prospectus supplement will contain any special tax, accounting, or other information relating to original issue discount subordinated debt securities. If we offer other kinds of subordinated debt securities, including subordinated debt securities linked to an index or payable in currencies other than U.S. dollars, the prospectus supplement relating to those subordinated debt securities will also contain any special tax, accounting, or other information relating to those subordinated debt securities. Persons considering the purchase, ownership, or disposition of original issue discount subordinated debt securities or other kinds of subordinated debt securities, including subordinated debt securities linked to an index or payable in currencies other than U.S. dollars, should consult their own tax advisors concerning the United States federal income tax consequences to them from the purchase, ownership, or disposition of those securities in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

Unless otherwise specified in the prospectus supplement, we will issue the subordinated debt securities only in fully registered form without coupons. You will not be required to pay a service charge for any transfer or exchange of subordinated debt securities, but we may require payment of any taxes or other governmental charges.

Unless otherwise specified in the prospectus supplement, we will pay principal, premium, if any, and interest, if any, on the subordinated debt securities at the corporate trust office of the trustee. You may also make transfers or exchanges of subordinated debt securities at that location. We also have the right to pay interest on any subordinated debt securities by check mailed to the registered holders of the subordinated debt securities at their registered addresses. In connection with any payment on subordinated debt securities, we may require the holder to certify information to BancGroup. In the absence of that certification, we may rely on any legal presumption to enable us to determine our responsibilities, if any, to deduct or withhold taxes, assessments, or governmental charges from the payment.

The subordinated indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of subordinated debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could, in the future, enter into transactions that could increase the amount of our outstanding indebtedness that could affect our capital structure or credit rating.

Conversion and Exchange

The subordinated debt securities may be exchangeable for or convertible into other series of our subordinated debt securities. The prospectus supplement will describe the specific terms of any of those exchangeable or convertible securities. It will also describe the specific terms of the securities issuable upon the exchange or conversion of those securities.

The holders of subordinated debt securities of a series that are specified to be convertible into our common stock or other securities will be entitled as specified in the applicable prospectus supplement to convert those convertible subordinated debt securities into common stock or such other securities, at the conversion price, at the times, and on the terms set forth in the prospectus supplement. If so specified in the applicable prospectus supplement, the holders of subordinated debt securities of any series may be obligated at maturity, or at any earlier time specified in the prospectus supplement, to exchange that series of subordinated debt securities for capital securities. “Capital securities” may consist of our common stock, perpetual preferred stock, or other capital securities of BancGroup acceptable to the Board of Governors of the Federal Reserve System, which is our primary federal banking regulator. The terms of any such exchange and of the capital securities that will be issued upon the exchange will be described in the applicable prospectus supplement. Whenever subordinated debt securities are exchangeable for capital securities, we will be obligated to deliver capital securities with a market value equal to the principal amount of those subordinated debt securities. In addition, we will unconditionally undertake, at our expense, to sell the capital securities in a secondary offering on behalf of any holders who elect to receive cash for the capital securities.

Global Securities

The subordinated debt securities may be issued, in whole or in part, in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement and registered in the name of the depository or its nominee. Interests in any global subordinated debt security will be shown on, and transfers of the subordinated debt securities will be effected only through, records maintained by the depository and its participants as described below.

The specific terms of the depository arrangement will be described in the applicable prospectus supplement.

Subordination

The subordinated debt securities will be direct, unsecured general obligations of BancGroup. The subordinated debt securities will be subordinate and junior in right of payment to all senior indebtedness and, under certain circumstances described below, to all other financial obligations. As used in this prospectus, “senior indebtedness” means the principal of, premium, if any, and interest on all indebtedness for money borrowed by us, whether outstanding on the date the subordinated indenture became effective or created, assumed, or incurred after that date (including all indebtedness for money borrowed by another person that we guarantee). However, senior indebtedness does not include indebtedness that is stated in its terms not to be superior to or to have the same rank as the subordinated debt securities.

The subordinated indenture defines “other financial obligations” to mean all indebtedness of BancGroup for claims in respect of derivative products, such as interest and foreign exchange rate contracts, commodity contracts, and similar arrangements, except obligations that constitute senior indebtedness and except obligations that are expressly stated in their terms to have the same rank as or not to rank senior to the subordinated debt securities.

If the maturity of any subordinated debt securities is accelerated, the holders of all senior indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon before the holders of subordinated debt securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the subordinated securities.

No payments on account of principal (or premium, if any) or interest, if any, in respect of the subordinated debt securities may be made if there shall have occurred and be continuing:

•	a default in the payment of principal of (or premium, if any) or interest on senior indebtedness, or

•	an event of default with respect to any senior indebtedness resulting in the acceleration of the maturity thereof; or if any judicial proceeding shall be pending with respect to any such default.

In addition, upon our dissolution, winding-up, liquidation, or reorganization:

•

we must pay to the holders of senior indebtedness the full amounts of principal of, premium, if any, and interest, if any, on the senior indebtedness before any payment or distribution is made on the subordinated debt securities, and

•

if, after we have made those payments on the senior indebtedness, there are amounts available for payment on the subordinated debt securities and creditors who hold other financial obligations have not received their full payments, then we will first use amounts available for payment on the subordinated debt securities to pay in full all other financial obligations before we may make any payment on the subordinated debt securities.

No Limitation on Disposition of Voting Stock of Principal Subsidiary Bank

The subordinated indenture does not contain a covenant prohibiting us from selling or otherwise disposing of any shares of voting stock of our subsidiary banks, or securities convertible into, or options, warrants, or rights to purchase shares of, voting stock of our subsidiary banks. The subordinated indenture also does not prohibit our subsidiary banks from issuing any shares of their voting stock or securities convertible into, or options, warrants, or rights to purchase shares of their voting stock.

Consolidation, Merger, and Sale of Assets

We may, without the consent of the holders of any subordinated debt securities, consolidate or merge with any other person or transfer or lease all or substantially all of our assets to another person or permit another corporation to merge into Colonial BancGroup under the same terms described above in “Description of the Senior Debt Securities—Covenants—Merger, Consolidation, Sale, Lease or Conveyance of BancGroup”

Events of Default

The subordinated indenture defines an event of default with respect to any series of subordinated debt securities as any one of the following events:

•	default in the payment of interest on any subordinated debt security of that series and continuance of that default for 30 days;

•	default in the payment of principal of, or premium, if any, on, any subordinated debt security of that series at maturity;

•	default in the deposit of any sinking fund payment applicable to any subordinated debt security of that series and continuance of that default for 5 days;

•	failure by us for 60 days after notice to perform any of the other covenants or warranties in the subordinated indenture applicable to that series;

•	specified events of bankruptcy, insolvency, or reorganization of BancGroup; and

•	any other event of default specified with respect to subordinated debt securities of that series.

Upon the occurrence of specified events of bankruptcy, insolvency, or reorganization, the principal amount (or, if the subordinated debt securities of that series are original issue discount subordinated debt securities, a specified portion of the principal amount) of the outstanding subordinated debt securities of a series will become due and payable immediately. Subject to certain conditions, the holders of a majority in principal amount of the outstanding subordinated debt securities of that series may annul the acceleration. The right of the holders of the subordinated debt securities of a series to demand payment in cash upon the occurrence and continuance of an event of default continues to exist so long as the subordinated debt securities of that series have not been exchanged or converted.

Unless otherwise provided in the terms of a series of subordinated debt securities, there is no right of acceleration of the payment of principal of the subordinated debt securities of that series upon a default in the payment of principal or interest or a default in the performance of any covenant or agreement in the subordinated debt securities or the subordinated indenture. In the event of a default in the payment of interest or principal (including a default in the delivery of any capital securities in exchange for subordinated debt securities) or in the performance of any covenant or agreement in the subordinated debt securities or the subordinated indenture, the trustee may, subject to specified limitations and conditions, seek to enforce that payment (or delivery) or the performance of that covenant or agreement.

Subject to the duty of the trustee to act with the required standard of care during a default, the trustee is not obligated to exercise any of its rights or powers under the subordinated indenture at the request or direction of any of the holders of the subordinated debt securities, unless those holders have offered the trustee security or indemnity reasonably satisfactory to the trustee. Subject to that provision for security or indemnity, the holders of a majority in principal amount of the subordinated debt securities of any series then outstanding have the right to direct the time, method, and place of conducting any proceeding for any remedy available to, or exercising any trust or power conferred on, the trustee with respect to the subordinated debt securities of that series.

The subordinated indenture includes a covenant requiring us to file annually with the trustee a certificate of no default or specifying any default that exists.

Modification and Waiver

The subordinated indenture contains provisions providing for the amendment or modification of the subordinated indenture and waiver of compliance with certain provisions or past defaults under the same terms described above in “Senior Debt Securities-Modification and Waiver”. Additionally, no modification or amendment to the subordinated indenture may, without the consent of the holder of each outstanding subordinated debt security affected:

•	modify the subordination provisions of the subordinated debt securities of any series in a manner adverse to the holders of the subordinated debt securities; or

•	adversely affect the right to convert any subordinated debt security.

Defeasance and Covenant Defeasance

The subordinated indenture contains a provision that, if made applicable to any series of subordinated debt securities, permits us to elect defeasance and/or covenant defeasance under the same terms described above in “Description of the Senior Debt Securities—Defeasance and Covenant Defeasance.”

Information Concerning The Trustee

BancGroup and some of our subsidiaries may maintain deposits and conduct other banking transactions with the trustee under the subordinated indenture in the ordinary course of business.

Governing Law

The subordinated indenture and the subordinated debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

BancGroup’s authorized capital stock consists of 400,000,000 shares of BancGroup common stock, par value $2.50 per share, 50,000,000 shares of preferred stock, $2.50 par value and 1,000,000 shares of preference stock, $2.50 par value per share. No shares of preference stock are registered for sale pursuant to this prospectus. As of December 31, 2008, there were outstanding a total of 202,442,188 shares of BancGroup common stock. No shares of preferred stock or preference stock were issued and outstanding.

BancGroup Common Stock

Dividends. Subject to the rights of holders of preferred stock and/or preference stock, if any, to receive certain dividends prior to the declaration of dividends on shares of BancGroup common stock, when and as dividends, payable in cash, stock or other property, are declared by the BancGroup Board of Directors, the holders of BancGroup common stock are entitled to share ratably in such dividends.

Voting Rights. Each holder of BancGroup common stock has one vote for each share held on matters presented for consideration by the shareholders.

Preemptive Rights. The holders of BancGroup common stock have no preemptive rights to acquire any additional shares of BancGroup.

Issuance of Stock. The BancGroup Certificate of Incorporation authorizes the Board of Directors of BancGroup to issue authorized shares of BancGroup common stock without shareholder approval. However, BancGroup’s common stock is listed on the NYSE, which requires shareholder approval of the issuance of additional shares of BancGroup common stock under certain circumstances.

Liquidation Rights. In the event of liquidation, dissolution or winding-up of BancGroup, whether voluntary or involuntary, the holders of BancGroup common stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences of any outstanding preferred stock and/or preference stock.

Preferred Stock

The preferred stock may be issued from time to time as a class without series, or if so determined by the Board of Directors of BancGroup, either in whole or in part in one or more series. The voting rights, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of preferred stock (or of the entire class of preferred stock if none of such shares has been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof may be fixed by resolution of the Board of Directors of BancGroup. Preferred stock may have a preference over the BancGroup common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or winding-up of BancGroup and such other preferences as may be fixed by the Board of Directors of BancGroup. The preferred stock is available for possible financing, acquisition transactions, capital management and other general purposes, but BancGroup has undertaken not to use the preferred stock as an anti-takeover device.

Preference Stock

The preference stock may be issued from time to time as a class without series, or if so determined by the Board of Directors of BancGroup, either in whole or in part in one or more series. The voting rights, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of preference stock (or of the entire class of preference stock if none of such shares has been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof may be fixed by resolution of the Board of Directors of BancGroup. Preference stock may have a preference over the BancGroup common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or winding-up of BancGroup and such other preferences as may be fixed by the Board of Directors of BancGroup. The preference stock is available for possible financing, acquisition transactions, capital management and other general purposes, including being used as an anti-takeover device.

Change in Control

Certain provisions of the BancGroup Certificate and the BancGroup Bylaws may have the effect of preventing, discouraging or delaying any change in control of BancGroup. The BancGroup Board of Directors is authorized to issue BancGroup preference stock with such rights and privileges, including voting rights, as it may deem appropriate in order to enable BancGroup’s Board of Directors to prevent a change in control despite a shift in ownership of the BancGroup common stock. See “Preference Stock.” In addition, the power of BancGroup’s Board of Directors to issue additional shares of BancGroup common stock may help delay or deter a change in control by increasing the number of shares needed to gain control. See “—BancGroup Common Stock.” The following provisions also may deter any change in control of BancGroup.

Classified Board. BancGroup’s Board of Directors is classified into three classes, as nearly equal in number as possible, with the members of each class elected to three-year terms. Thus, one-third of BancGroup’s Board of Directors is elected by shareholders each year. With this provision, two annual elections are required in order to change a majority of the Board of Directors. There are currently 16 directors of BancGroup. This provision of the BancGroup Certificate also stipulates that (i) directors can be removed only for cause upon a vote of 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class, (ii) vacancies in the Board of Directors may only be filled by a majority vote of the directors remaining in office, (iii) the maximum number of directors shall be fixed by resolution of the Board of Directors, and (iv) the provisions relating to the classified Board of Directors can only be amended by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class.

Business Combinations. Certain “Business Combinations” of BancGroup with a “Related Person” may only be undertaken with the affirmative vote of at least 75% of the outstanding shares of “Voting Stock,” plus the affirmative vote of at least 67% of the outstanding shares of Voting Stock, not counting shares owned by the Related Person, unless the continuing Directors of BancGroup approve such Business Combination. A “Related Person” is a person, or group, who owns or acquires 10% or more of the outstanding shares of BancGroup common stock, provided that no person shall be a Related Person if such person would have been a Related Person on the date of approval of this provision by BancGroup’s Board of Directors, i.e., April 20, 1994. An effect of this provision may be to exclude Robert E. Lowder, the current Chairman, Chief Executive Officer and President of BancGroup, from the definition of Related Person. A “Continuing Director” is a director who was a member of the Board of Directors immediately prior to the time a person became a Related Person. This provision may not be amended without the affirmative vote of the holders of at least 75% of the outstanding shares of Voting Stock, plus the affirmative vote of the outstanding shares of at least 67% of the outstanding Voting Stock, excluding shares held by a Related Person. This provision may have the effect of giving the incumbent Board of Directors a veto over a merger or other Business Combination that could be desired by a majority of BancGroup’s shareholders. As of February 20, 2008, the Board of Directors and senior executive officers of BancGroup owned approximately 6.34% of the outstanding shares of BancGroup common stock.

Board Evaluation of Mergers. The BancGroup Certificate permits the Board of Directors to consider certain factors such as the character and financial stability of the other party, the projected social, legal, and economic effects of a proposed transaction upon the employees, suppliers, regulatory agencies and customers and communities of BancGroup, and other factors when considering whether BancGroup should undertake a merger, sale of assets, or other similar transaction with another party. This provision may not be amended except by the affirmative vote of at least 80% of the outstanding shares of BancGroup common stock. This provision may give greater latitude to the Board of Directors in terms of the factors which the board may consider in recommending or rejecting a merger or other Business Combination of BancGroup.

Director Authority. The BancGroup Certificate prohibits shareholders from calling special shareholders’ meetings and acting by written consent. It also provides that only BancGroup’s Board of Directors has the authority to undertake certain actions with respect to governing BancGroup such as appointing committees, electing officers, and establishing compensation of officers, and it allows the Board of Directors to act by majority vote.

Bylaw Provisions. The BancGroup Bylaws provide that shareholders wishing to propose nominees for the Board of Directors or other business to be taken up at an annual meeting of BancGroup shareholders must comply with certain advance written notice provisions. These bylaw provisions are intended to provide for the more orderly conduct of shareholders’ meetings but could make it more difficult for shareholders to nominate directors or introduce business at shareholders’ meetings.

Delaware Business Combination Statute. Subject to some exceptions, Delaware law prohibits BancGroup from entering into certain “business combinations” (as defined) involving persons beneficially owning 15% or more of the outstanding BancGroup common stock (or one who is an affiliate of BancGroup and has over the past three years beneficially owned 15% or more of such stock) (either, for the purpose of this paragraph, an “Interested Shareholder”), unless the Board of Directors has approved either (i) the business combination or (ii) prior to the stock acquisition by which such person’s beneficial ownership interest reached 15% (a “Stock Acquisition”), the Stock Acquisition. The prohibition lasts for three years from the date of the Stock Acquisition. Notwithstanding the preceding, Delaware law allows BancGroup to enter into a business combination with an Interested Shareholder if (i) the business combination is approved by BancGroup’s Board of Directors and authorized by an affirmative vote of at least two-thirds of the outstanding voting stock of BancGroup which is not owned by the Interested Shareholder or (ii) upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, such shareholder owned at least 85% of the outstanding BancGroup common stock (excluding BancGroup common stock held by officers and directors of BancGroup or by certain BancGroup stock plans). These provisions of Delaware law apply simultaneously with the provisions of the BancGroup Certificate relating to business combinations with a related person, described above at “Business Combinations,” but they are generally less restrictive than the BancGroup Certificate.

Control Acquisitions. As it relates to BancGroup, the Change in Bank Control Act of 1978 prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve has been given 60 days’ prior written notice of such proposed acquisition and within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as BancGroup, would, under the circumstances set forth in the presumption, constitute the acquisition of control. The receipt of revocable proxies, provided the proxies terminate within a reasonable time after the meeting to which they relate, is not included in determining percentages for change in control purposes.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of Senior Debt Securities, Subordinated Debt Securities, Preferred Stock or Common Stock. Warrants may be issued independently or together with our Senior Debt Securities, Subordinated Debt Securities, Preferred Stock or Common Stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with any offering of warrants.

The prospectus supplement relating to a particular issue of warrants to purchase Senior Debt Securities, Subordinated Debt Securities, Preferred Stock or Common Stock will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the Senior Debt Securities, Subordinated Debt Securities, Preferred Stock or Common Stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with them will be separately transferable;

•

if applicable, the principal amount of Senior Debt Securities or Subordinated Debt Securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	if applicable, the number of shares of Preferred Stock or Common Stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

VALIDITY OF THE SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Balch & Bingham LLP, Birmingham, Alabama. Certain other legal matters may be passed upon for us, underwriters, dealers or agents by other legal counsel who will be disclosed in any applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by The Colonial BancGroup, Inc. All amounts shown are estimates.

	Amount to be paid
SEC registration fee	$33,012	*
Legal fees and expenses	150,000
Accounting fees and expenses	40,000
Printing fees	40,000
Trustee and depositary fees and expenses	3,500
Blue sky fees and expenses	0
Rating agency fees	0
Listing fees and expenses	5,000
Miscellaneous	25,000

Total	$296,512

*	The SEC registration fee was estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act and exclusive of accrued interest, distributions and dividends, if any. This estimated fee was previously paid.

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. BancGroup’s Amended and Restated Certificate of Incorporation provide for indemnification of each officer, director, employee and agent of BancGroup to the fullest extent permitted by the Delaware General Corporation Law.

Article 9 of BancGroup’s Amended and Restated Certificate of Incorporation provides for the indemnification of BancGroup’s directors and officers as set forth below:

(1) The corporation shall indemnify its officers, directors, employees, and agents to the full extent permitted by the General Corporation Law of Delaware.

(2) A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to further eliminate or limit the liability of a director, then a director of the corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

Item 16.	Exhibits*

5.1	Opinion re legality

12	Statement regarding computations of Ratio of Earnings to Fixed Charges is included in the body of the prospectus and is incorporated herein by reference.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of counsel (contained in Exhibit 5.1)

24.1**	Power of Attorney

*	We will file as an exhibit to a Current Report on Form 8-K or any required post-effective amendment hereto (i) any underwriting, remarketing, or agency agreement relating to the securities offered hereby, (ii) the instruments setting forth the terms of any debt securities, preferred stock or warrants, (iii) any additional required opinions of counsel with respect to legality of the securities offered hereby, (iv), any required opinion of counsel as to certain tax matters relative to the securities offered hereby, and (v) any additional required Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Senior Trustee and the Subordinated Trustee on Form T-1.
**	Previously filed.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for purposes of determining any liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b) (2) of the Trust Indenture Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it or against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montgomery, State of Alabama, on March 9, 2009.

THE COLONIAL BANCGROUP, INC.

By:	/s/ ROBERT E. LOWDER
Name:	Robert E. Lowder
Title:	Chairman, Chief Executive Officer and President

Signature	Title	Date

/s/ ROBERT E. LOWDER Robert E. Lowder	Chairman of the Board of Directors, Chief Executive Officer and President	**

/s/ SARAH H. MOORE Sarah H. Moore	Senior Executive Vice President and Chief Financial Officer	**

/s/ T. BRENT HICKS T. Brent Hicks	Senior Vice President and Chief Accounting Officer	**

* Augustus K. Clements, III	Director	**

* Robert S. Craft	Director	**

* Patrick F. Dye	Director	**

* Hubert L. Harris, Jr.	Director	**

* Clinton O. Holdbrooks	Director	**

* John Ed Mathison	Director	**

* Milton E. McGregor	Director	**

* Joseph D. Mussafer	Director	**

* William E. Powell, III	Director	**

Signature	Title	Date

* James W. Rane	Director	**

* Simuel Sippial, Jr.	Director	**

* Edward V. Welch	Director	**

*	The undersigned, acting pursuant to a power of attorney, has signed this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 for and on behalf of the persons indicated above as such persons’ true and lawful attorney-in-fact and in their names, places and stead, in the capacities indicated above and on the date indicated below.

/s/ SARAH H. MOORE
Sarah H. Moore Attorney-in-Fact

**	Dated: March 9, 2009